Applied Therapeutics Reports Second Quarter 2025 Financial Results

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CMT-SORD program advances; meeting scheduled with the FDA in Q3 2025 to discuss govorestat for the treatment of CMT-SORD

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Presented full 12-month clinical results and new topline data from INSPIRE Phase 2/3 trial of govorestat for the treatment of CMT-SORD at PNS 2025 Annual Meeting highlighting slowed progression of disease observed via MRI at 24 months

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Launched new sponsored Sorbitol Assay to support identification of patients suspected of having CMT-SORD

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Entered into out-licensing agreement with Biossil, Inc. for AT-001

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New data on govorestat for the treatment of PMM2-CDG to be presented at the 2025 ASHG Annual Meeting

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Ongoing review of govorestat development program for Classic Galactosemia progressing as planned

NEW YORK, August 13, 2025 – Applied Therapeutics, Inc. (Nasdaq: APLT) (the “Company”), a clinical-stage biopharmaceutical company dedicated to creating transformative treatments for rare diseases, today reported financial results for the second quarter ended June 30, 2025.

“The first half of 2025 has been marked by a period of important execution as we’ve strengthened our internal clinical operations and made significant progress in addressing priorities while aligning on future planning across our pipeline. We are positioned for forward momentum as we engage with the FDA in the third quarter regarding a potential NDA submission for govorestat for the treatment of CMT-SORD. Our commitment to the CMT-SORD community is highlighted by our newly launched sponsored sorbitol assay, which is available to healthcare providers for patients at no-cost, removing potential barriers to diagnosis and treatment,” said Les Funtleyder, interim CEO and CFO of the Company. “As we look to the remainder of the year, we are focused on regulatory alignment across our pipeline. Our unwavering priority continues to be transforming the lives of patients with rare diseases, specifically CMT-SORD, Classic Galactosemia and PMM2-CDG.”

Recent Highlights

CMT-SORD

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Meeting Scheduled with the FDA to Discuss Govorestat for Treatment of CMT-SORD. The Company has been granted a meeting with the U.S. Food and Drug Administration (the “FDA”) to align on its planned New Drug Application (“NDA”) submission strategy for govorestat, which is expected to be held in the third quarter of 2025. The Company plans to discuss the latest comprehensive data generated on govorestat for the treatment of Sorbitol Dehydrogenase Deficiency (“SORD”), a subtype of Charcot-Marie-Tooth (“CMT”) disease.

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Launched Sponsored Assay to Identify Patients with CMT-SORD Through Urine Sorbitol Testing. In July 2025, the Company launched a sponsored Urine Sorbitol Assay for the identification of patients with CMT-SORD. The program is intended to support health care providers in identifying suspected cases of CMT-SORD through urine-based sorbitol measurement, using a clinically validated and compliant testing workflow. The Urine Sorbitol Assay is available to healthcare providers at no cost for patients and caregivers, removing potential barriers to diagnosis, care management and treatment that patients may face.

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Full 12-Month Clinical Results and New Topline Data from INSPIRE Phase 2/3 Trial Shared in Late-Breaking Oral Presentation at Peripheral Nerve Society (“PNS”) 2025 Annual Meeting. In May 2025, the Company presented full 12-month clinical results and topline 18- and 24-month patient level analyses from the INSPIRE Phase 2/3 trial of govorestat for the treatment of patients with CMT-SORD. Govorestat continued to be generally safe and well tolerated, with similar incidence of adverse events between active and placebo-treated groups. Govorestat treatment demonstrated statistically significant improvements across key secondary endpoints at 12 months including CMT-Health Index (“HI”), correlation between absolute reduction in sorbitol and change in the 10-meter walk/run test (“10MWRT”) and the CMT-Functional Outcomes Measure (“FOM”) Lower Limb domain and lowering of blood sorbitol levels. Additionally, examination of 24-month MRI data demonstrated that govorestat slowed the progression of disease.

Classic Galactosemia

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Ongoing Review of Govorestat Development Program for Classic Galactosemia Progressing as Planned. The Company continues to evaluate its response to the Complete Response Letter (“CRL”) issued in response to the Company’s NDA for govorestat for the treatment of Classic Galactosemia, including any meeting requests with the FDA regarding potential regulatory advancement of the Company’s Classic Galactosemia program.

PMM2-CDG

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Results of Treatment of PMM2-CDG with Govorestat to be Presented at the 2025 American Society of Human Genetics (“ASHG”) Annual Meeting. In October 2025, results from an ongoing single-patient investigator-initiated trial evaluating govorestat for the treatment of phosphomannomutase 2-congenital disorder glycosylation (“PMM2-CDG”) will be shared at the 2025 ASHG Annual Meeting, being held from October 14-18, 2025, in Boston, Massachusetts. PMM2-CDG is an ultra-rare mutation of the PMM2 gene and the most common congenital disorder of glycosylation, a group of ultra-rare hereditary metabolic disorders. It is a severe disease with a high mortality rate in pediatric patients. Govorestat has received Orphan Drug Designation and Rare Pediatric Disease designation from the FDA for the treatment of PMM2-CDG.

Corporate

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Entered Into Out-licensing Agreement with Biossil, Inc. for AT-001. In July 2025, the Company entered into an out-licensing agreement with Biossil for AT-001, the Company’s investigational, novel Aldose Reductase Inhibitor (“ARI”) developed as an oral therapy for the treatment of Diabetic Cardiomyopathy (“DbCM”). Under the terms of the agreement, Biossil gained exclusive worldwide rights to develop and commercialize AT-001, excluding a select number of rare disease indications. In exchange, Applied received an upfront payment and is eligible to receive future royalties and milestone payments.

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Appointed Key Leadership Members with Promotions of Evan Bailey, M.D., to Chief Medical Officer, and Dottie Caplan to Executive Vice President, Patient Advocacy and Government Affairs. In June 2025, the Company promoted Evan Bailey, M.D., from Senior Vice President, Clinical Development to Chief Medical Officer to lead the Company’s clinical development and medical affairs activities. Additionally, Dottie Caplan was promoted from Senior Vice President, Patient Advocacy and Engagement to Executive Vice President, Patient Advocacy and Government Affairs, to lead the Company’s patient engagement and advocacy efforts as well as the regulatory, legislative, and public policy functions.

Financial Results

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Cash and cash equivalents totaled $30.4 million as of June 30, 2025, compared with $79.4 million at December 31, 2024.

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Research and development expenses for the three months ended June 30, 2025, were $9.9 million, compared to $10.0 million for the three months ended June 30, 2024. The decrease of approximately $0.1 million was primarily related to a decrease in clinical and preclinical expenses, offset by an overall increase in stock-based compensation, travel, consulting, personnel, drug manufacturing and formulation expenses.

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General and administrative expenses were $13.2 million for the three months ended June 30, 2025, compared to $10.6 million for the three months ended June 30, 2024. The increase of approximately $2.6 million was primarily related to an increase in legal, professional, personnel, data storage and stock-based compensation expenses, offset by an overall decrease in commercial and insurance expenses.

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Net loss for the second quarter of 2025 was $21.3 million, or $0.15 per basic and diluted common share, compared to a net income of $2.9 million, or $0.02 per basic common share and a net loss of $0.13 per diluted common share, for the second quarter of 2024.

About Applied Therapeutics

Applied Therapeutics is a clinical-stage biopharmaceutical company committed to the development of novel drug candidates against validated molecular targets in rare diseases. The Company’s lead drug candidate, govorestat, is a novel central nervous system (“CNS”) penetrant Aldose Reductase Inhibitor (“ARI”) for the treatment of CNS rare metabolic diseases, including Classic Galactosemia, Charcot-Marie-Tooth Sorbitol Dehydrogenase Deficiency (“CMT-SORD”) and phosphomannomutase 2 congenital disorder of glycosylation (“PMM2-CDG”).

To learn more, please visit www.appliedtherapeutics.com and follow the company on X at @Applied_Tx.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, included in this press release regarding the strategy, future operations, prospects, plans and objectives of management, including words such as “may,” “will,” “expect,” “anticipate,” “plan,” “intend,” “predicts” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are forward-looking statements. These include, without limitation, statements regarding (i) the Company’s business, plans and outlook, (ii) expectations about the clinical development and commercialization of govorestat, including the potential for an NDA submission in CMT-SORD, the upcoming meeting with the FDA, the data presentation at the 2025 ASHG Annual Meeting and development plans in Classic Galactosemia, (iii) the benefits of the sponsored Urine Sorbitol Assay and (iv) the benefits of the out-licensing agreement with Biossil. Forward-looking statements in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved.

Such risks and uncertainties include, without limitation, (i) our plans to develop, market and commercialize our product candidates, (ii) the initiation, timing, progress and results of our current and future preclinical studies and clinical trials and our research and development programs, (iii) our ability to take advantage of expedited regulatory pathways for any of our product candidates, (iv) our estimates regarding expenses, future revenue, capital requirements and needs for additional financing, (v) our ability to successfully acquire or license additional product candidates on reasonable terms and advance product candidates into, and successfully complete, clinical studies, (vi) our ability to maintain and establish collaborations or obtain additional funding, (vii) our ability to obtain and timing of regulatory approval of our current and future product candidates, (viii) the anticipated indications for our product candidates, if approved, (ix) our expectations regarding the potential market size and the rate and degree of market acceptance of such product candidates, (x) our ability to fund our working capital requirements and expectations regarding the sufficiency of our capital resources, (xi) the implementation of our business model and strategic plans for our business and product candidates, (xii) our intellectual property position and the duration of our patent rights,

(xiii) developments or disputes concerning our intellectual property or other proprietary rights, (xiv) our expectations regarding government and third-party payor coverage and reimbursement, (xv) our ability to compete in the markets we serve, (xvi) the impact of government laws and regulations and liabilities thereunder, (xvii) developments relating to our competitors and our industry, (xviii) our ability to achieve the anticipated benefits from the agreements entered into in connection with our partnership with Advanz Pharma and (xix) other factors that may impact our financial results. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in our filings with the U.S. Securities and Exchange Commission, including those described in the “Risk Factors” section contained therein. Except as otherwise required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

Contacts

Investors:

Julie Seidel / Andrew Vulis

(212) 600-1902

appliedtherapeutics@argotpartners.com

Media:

media@appliedtherapeutics.com

Applied Therapeutics, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	As of	As of
	June 30,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,421	$79,398
Prepaid expenses and other current assets	4,090	4,248
Total current assets	34,511	83,646
Security deposits	252	253
Operating lease right-of-use asset	2,579	2,792
TOTAL ASSETS	$37,342	$86,691
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of operating lease liabilities	$447	$406
Accounts payable	4,861	4,433
Accrued expenses and other current liabilities	10,668	16,143
Warrant liabilities	1,773	6,314
Total current liabilities	17,749	27,296
NONCURRENT LIABILITIES:
Noncurrent portion of operating lease liabilities	2,155	2,389
Total noncurrent liabilities	2,155	2,389
Total liabilities	19,904	29,685
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value; 250,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 141,938,335 shares issued and outstanding as of June 30, 2025 and 137,228,741 shares issued and outstanding as of December 31, 2024	35	35
Preferred stock, par value $0.0001; 10,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 0 shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	634,768	631,181
Accumulated deficit	(617,365)	(574,210)
Total stockholders' equity	17,438	57,006
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$37,342	$86,691

Applied Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
REVENUE:
Research and development services revenue	$—	$144	$—	$334
Total revenue	—	144	—	334
COSTS AND EXPENSES:
Research and development	9,923	10,004	17,760	22,221
General and administrative	13,175	10,580	30,863	19,646
Total costs and expenses	23,098	20,584	48,623	41,867
LOSS FROM OPERATIONS	(23,098)	(20,440)	(48,623)	(41,533)
OTHER INCOME (EXPENSE), NET:
Interest income	364	628	985	1,215
Change in fair value of warrant liabilities	1,437	22,744	4,541	(40,660)
Other expense	(33)	(34)	(58)	(62)
Total other income (expense), net	1,768	23,338	5,468	(39,507)
Net income (loss)	$(21,330)	$2,898	$(43,155)	$(81,040)
Net income (loss) per share attributable to common stockholders - basic	$(0.15)	$0.02	$(0.30)	$(0.60)
Net income (loss) per share attributable to common stockholders - diluted	$(0.15)	$(0.13)	$(0.30)	$(0.60)
Weighted-average common stock outstanding - basic	145,091,474	143,934,239	144,940,561	134,627,942
Weighted-average common stock outstanding - diluted	145,091,474	152,392,748	144,940,561	134,627,942